EXHIBIT 99.1

News Release
For Immediate Release
Contact for Infinity Energy Resources, Inc.:
Stanton E. Ross
Chairman and Chief Executive Officer
(720) 932-7800
www.infinity-res.com
INFINITY PROVIDES FINANCIAL AND OPERATIONAL UPDATE
Company to Host Conference Call at 1:00 EDT Today
DENVER, COLORADO — (PR Newswire) — May 15, 2007 —Infinity Energy Resources, Inc. (NASDAQ: IFNY) announced today its results of operations for the three months ended March 31, 2007 and provided an operations update.
First Quarter Results
The Company filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2007 last Thursday, May 10, 2007, and recommends that interested parties read the report in its entirety. A brief summary of our first quarter follows.
The Company reported revenue of $2.1 million for the three months ended March 31, 2007, an 11% decrease as compared to the $2.4 million in the prior year period. The Company reported an operating loss for the three months of $2.2 million, a decrease of 78% as compared to $10.1 million in the prior year period. The net loss for the three months ended March 31, 2007, was $3.8 million (or $0.21 per basic and diluted share), which included a non-cash negative change in derivative value of $1.6 million. For the previous year period, the net loss was $11.3 million (or $0.82 per basic and diluted share), which included a ceiling write-down of oil and gas properties of $9.1 million and a negative change in derivative value of $3.5 million, partially offset by income from discontinued operations of $3.4 million.
Exploration and production operations produced approximately 310 MMcfe during the first quarter of 2007 (3.4 MMcfe per day, net), a decrease of 3% from the 320 MMcfe (3.6 MMcfe per day, net) produced in the prior year period.
Production in Texas during the first quarter of 2007 increased by approximately 30% as compared to the first quarter of 2006 as a result of the horizontal wells drilled and brought on production during the first half of 2006, offset by natural production rate declines which approximate 50% per year from wells producing from the Barnett Shale formation in the Fort Worth Basin. The Company expects growing volumes of production in Texas, as drilling and completion operations occur on the wells drilled during the first and second quarters of 2007.
Production in the Rockies during the first quarter of 2007 declined by approximately 25% as compared to the first quarter of 2006. The production decrease in the Rockies was principally due to the previously-announced cessation of production at the Company’s Wolf Mountain 15-2-7-87 following the production equipment fire suffered on March 15, 2007, and gathering and compression issues at the Wamsutter Arch Pipeline Field. For the first quarter, oil production in Colorado was down approximately 30%, while natural gas production from the Pipeline Field declined by approximately 22% as compared to the first quarter of 2006. Production in the Rockies is expected to increase during the second quarter of 2007 as compared to the first quarter of 2007 as production from the Wolf Mountain 15-2-7-87 well was successfully restored on April 20, 2007 and the Company has installed

News Release
For Immediate Release
additional pipeline infrastructure at the Pipeline Field which should reduce the length of production shut-ins in the future.
EBITDA (earnings from continuing operations before interest, income taxes, depreciation, depletion, amortization and accretion expenses, gains and losses on the sale of assets, expense related to the early extinguishment of debt, change in derivative fair value and ceiling write-down of oil and gas properties) for the three months ended March 31, 2007, was ($0.7 million) as compared to the $0.2 million in the prior year period which included earnings from discontinued operations. A reconciliation of net loss to EBITDA is provided in the financial tables following this commentary.
Balance Sheet Data
At March 31, 2007, Infinity had a working capital deficit of $3.0 million, long-term indebtedness of $10.0 million and stockholders’ equity of $34.1 million, as compared a working capital deficit of $7.4 million, no long-term indebtedness and stockholders’ equity of $37.6 million at December 31, 2006. At March 31, 2007, the Company had $17.0 million available for borrowing under its revolving credit facility with Amegy Bank, N.A.
Statements of Cash Flows Data
Net cash used in operating activities during the three months ended March 31, 2007, was $4.3 million as compared to the $3.6 million provided by operating activities in the prior year period (which included cash provided by discontinued operations). Net cash used in investing activities decreased by 58% to $5.5 million in the first quarter of 2007 as compared to $13.0 million in the prior year period, including $1.8 million in capital expenditures by discontinued operations in prior year period. Net cash provided by financing activities was $9.1 million during the three months ended March 31, 2007, an increase of 21% as compared to $7.5 million in the prior year period.
Management’s Comments
Stanton E. Ross, Infinity’s Chief Executive Officer, said: “We believe our financial condition and cash flows are sound and that we are well-positioned to execute on our 2007 business plan of drilling and completing primarily horizontal wells targeting the Barnett Shale formation in Texas.”
Ross added: “During the second quarter of 2007, we expect a significant increase in gas production in Texas where we have one well waiting on final production equipment, one flowing back frac fluids, one waiting completion, and one well drilling. We expect stable oil and gas production in the Rockies, which would also result in increases over first quarter production when we experienced numerous production shut-ins.”
Ross concluded: “We have completed our strategic alternative process with Capital One Southcoast, Inc. and have determined that the best strategic alternative for the company is to continue to pursue our business plan. We still look to monetize certain mature assets, and continue to hold discussions with a number of parties to form joint ventures or to conduct joint operations on several of our prospects. The conference call today will allow us the opportunity to elaborate on the process and status.”

News Release
For Immediate Release
Webcast / Conference Call Reminder
The Company will host a conference call this morning. The conference call is anticipated to address results of the Shareholder Meeting, first quarter 2007 results of operations, and recent corporate and operational developments. You are invited to participate in the conference call with management that will also be webcast live over the internet.

Date:	Tuesday, May 15, 2007

Time:	1:00 p.m. EDT / 12:00 a.m. CDT / 11:00 a.m. MDT / 10:00 a.m. PDT

Call:	(800) 374-0113 (U.S.) and (706) 758-9607 (International)

Webcast:	Live and rebroadcast over the Internet: Simply log on to {http://www.b2i.us/external.asp?b=1253&id=37885&from=du&L=e}

Replay:	At {http://www.b2i.us/external.asp?b=1253&id=37885&from=du&L=e} or at (800) 642-1687 (U.S.) and (706) 645-9291 (International); Conference Call Pass Code: 8568120 until May 30, 2007.
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc., through its wholly-owned subsidiaries Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The operations of Infinity Oil and Gas of Texas are focused on exploitation of the Barnett Shale formation I the Fort Worth Basin of north-central Texas. The operations of Infinity Oil & Gas of Wyoming are focused on the Wamsutter Arch Pipeline Field in southwest Wyoming and the Sand Wash Basin in northwest Colorado. The Company also has a 1.4 million acre oil and gas concession offshore Nicaragua in the Caribbean Sea. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “IFNY.”
For more information on Infinity Energy Resources, Inc., please visit the following link: http://www.b2i.us/irpass.asp?BzID=1253&to=ea&s=0
Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include expectations of the wells to be drilled, completed and brought on line during 2007, the reduction in the length of production shut-ins, the execution of the 2007 business plan, the expectation for production growth, and the expectation to monetize certain assets and or enter into joint ventures or joint operation agreements. Factors that could cause or contribute to such differences include, but are not limited to, operating risks, delays and problems, the availability of drilling rigs and services on acceptable terms, the results of drilling and completions, decreases in the prices of oil and gas, unexpected negative geological variances, increases in interest rates, liquidity and

News Release
For Immediate Release
capital requirements, the unavailability of capital on acceptable terms, and other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and in the Company’s periodic reports filed with the Securities and Exchange Commission.
INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Non-GAAP Disclosures: Reconciliation of Net Loss to EBITDA (1)

	For the Three Months Ended
	March 31,
	2007	2006
	(Unaudited, in thousands)
Net loss from continuing operations	$(3,780)	$(14,698)
Adjustments:
Non-cash stock-based compensation expense	323	—
Depreciation, depletion, amortization and accretion	1,133	1,725
Ceiling write-down of oil and gas properties	—	9,100
Non-cash expense related to the early extinguishment of debt	—	122
Interest expense	—	773
Change in derivative fair value	109	3,460
(Gain) loss on sale of assets	—	(294)
Unrealized loss on commodity derivative instruments	1,532	57
Income taxes	—	—

EBITDA	$(683)	$245

(1)	In this press release, the term “EBITDA” is used. EBITDA is equivalent to earnings from continuing operations before interest, income taxes, depreciation, depletion, amortization and accretion expenses, gains and losses on the sale of assets, expense related to the early extinguishment of debt, change in derivative fair value, unrealized loss on commodity derivative instruments, and ceiling write-down of oil and gas properties. Infinity’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be equivalent to similarly titled measures of other companies.
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